UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Michael H. Jordan
   51 West 52nd Street, 35th Floor
   NY, New York 10019
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/26/2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |12/26/|M   | |40000             |A  |$0.535     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/26/|S   | |3264              |D  |$27.63     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/26/|S   | |6200              |D  |$27.6219   |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/26/|S   | |5800              |D  |$27.6264   |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/26/|S   | |18                |D  |$27.58     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/26/|S   | |10600             |D  |$27.5805   |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/26/|S   | |5500              |D  |$27.6008   |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/26/|S   | |18                |D  |$27.61     |                   |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |12/26/|S   | |8600              |D  |$27.586    |7456               |D     |                           |
                           | 2002 |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |1385               |I     |By Deferred Comp. Plan     |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Opt|$0.535  |12/26|M   | |40000      |D  |1    |8/19/|Common Stock|40000  |N/A    |140000      |D  |            |
ions                  |        |/ 200|    | |           |   |     |2004 |            |       |       |            |   |            |
                      |        |2    |    | |           |   |     |     |            |       |       |            |   |            |
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Nonqualified Stock Opt|$1.161  |     |    | |           |   |1    |8/24/|Common Stock|       |       |192000      |D  |            |
ions                  |        |     |    | |           |   |     |2005 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$2.072  |     |    | |           |   |1    |8/29/|Common Stock|       |       |192000      |D  |            |
ions                  |        |     |    | |           |   |     |2006 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$9.26   |     |    | |           |   |2    |7/18/|Common Stock|       |       |96000       |D  |            |
ions                  |        |     |    | |           |   |     |2007 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$28.24  |     |    | |           |   |3    |7/19/|Common Stock|       |       |24080       |D  |            |
ions                  |        |     |    | |           |   |     |2011 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$43.91  |     |    | |           |   |4    |7/16/|Common Stock|       |       |16284       |D  |            |
ions                  |        |     |    | |           |   |     |2009 |            |       |       |            |   |            |
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Nonqualified Stock Opt|$52.1563|     |    | |           |   |5    |7/20/|Common Stock|       |       |16298       |D  |            |
ions                  |        |     |    | |           |   |     |2010 |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Currently exercisable.
2. Exercisable in accordance with the following schedule: 19,200 shares on 7/18 of each year from 1998 through 2002.
3. Exercisable in accordance with the following schedule: 4,816 shares on 7/19 of each year from 2002 through 2006.
4. Exercisable according to the following schedule: 3,256 shares on 7/16/00 and 3,257 shares on 7/16 of each year from 2001 through 2004.
5. Exercisable in accordance with the following schedule: 3,259 shares on 7/20 of 2001 and 2003 and 3,260 shares on 7/20 of 2002, 2004 and 2005.